DEBT SETTLEMENT AGREEMENT

THIS DEBT SETTLEMENT AGREEMENT is made effective the 18th day of September, 2015.

AMONG:

FORGE THERAPEUTICS INC., a corporation incorporated under the laws of the State of Wyoming, with an address at 609 Granville Street, Suite 1010, P.O. Box 10354 Pacific Centre, Vancouver, BC Canada, V7Y 1G5

(**"Forge"**)

AND:

PACIFIC THERAPEUTICS LTD., a corporation incorporated under the laws of the British Columbia, with an address at 409 Granville Street, Suite 1500, Vancouver, BC V6C 1T2

(**"Pacific"**)

AND:

DOUGLAS UNWIN, businessman, with an address at 601-1500 Ostler Court, North Vancouver, BC V7G 2S5

(**"Unwin"**) the **"Creditor"**)

AND:

DR FINANCIAL SERVICES INC., businessman, a corporation incorporated under the laws of the British Columbia, with an address at 1550 Ostler Crt, North Vancouver, BCV7G 2P1

(**"DR Financial"**, and together with Unwin, the **"Creditors"**)

WHEREAS:

A. As of the date hereof, Pacific is indebted to the Creditors in the aggregate amount of $693,309.97 (the **"Debt"**) in respect of funds advanced to Pacific and expenses incurred on the behalf of Pacific by the Creditors;

B. Pacific has entered into an Asset Purchase Agreement with Forge dated July 23, 2015 (the **"Purchase Agreement"**) whereby Forge is acquiring substantially all of the assets of Pacific (the **"Transaction"**) in consideration for 15,000,000 shares of common stock of

Forge and the assumption by Forge of certain liabilities of Pacific, including $500,000 of outstanding debts owing by Pacific to the Creditors. Pursuant to the Purchase Agreement, it was further agreed that the $500,000 of outstanding debts owing to the Creditors would be cancelled and forgiven upon Closing;

C. The Parties have determined that, subject to the terms and conditions of this Agreement, they wish to amend the Purchase Agreement in order to have Unwin agree to extinguish $381,500 of the Debt owing to Unwin and to have DR Financial agree to extinguish $118,500 of the Debt owing to Unwin and DR Financial (collectively, the "**Extinguished Debt**") and to forego any assumption of the Assumed Liability by Forge at Closing;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants and agreements set out herein, the parties hereto covenant and agree as follows:

1. DEFINITIONS

1.1 Capitalized terms used in this Agreement and not otherwise defined have the meanings attributed to them in the Purchase Agreement.

2. AMENDMENT OF ASSET PURCHASE AGREEMENT

2.1 The Purchase Agreement is hereby amended to delete subsection 1.1(f)(ii) from the definition of Assumed Liabilities and to delete the corresponding closing deliverables contemplated under subsections 7.3(d) and 8.1(j) of the Purchase Agreement.

3. ACKNOWLEDGEMENT OF DEBT

3.1 Pacific acknowledges and agrees that it is indebted to the Creditors in the amount of the Debt.

4. DEBT SETTLEMENT

4.1 The Creditors agree that, subject to and effective upon Closing, the Extinguished Debt, in the aggregate amount of $500,000 (comprised of $381,500 of the Debt owing to Unwin and $118,500 of the Debt owing to DR Financial) is deemed fully satisfied and extinguished, and subject only to Closing, the Creditors release and forever discharge Pacific, its subsidiaries and their respective directors, officers, employees, representatives and advisors from and against any and all claims, actions, obligations, and damages whatsoever which the Creditors may have against any of them relating to the Extinguished Debt. This release will be operative from and after the Closing and shall be effective without the delivery of any further release or other documents by the Creditors to Pacific. The Creditors acknowledge and agree that they are receiving adequate consideration for the settlement of the Extinguished Debt as a result of the indirect benefits that the Creditors will receive from the Transaction.

5. GENERAL PROVISIONS

5.1 Pacific, Forge and the Creditors will execute such further assurances and other documents and instruments and will do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

5.2 This Agreement is not assignable.

5.3 The provisions herein contained constitute the entire agreement between the parties and supersede all previous understandings, communications, representations and agreements, whether written or verbal, between the parties with respect to the subject matter of this Agreement.

5.4 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

5.5 All dollar amounts referred to in this Agreement have been expressed in Canadian currency.

5.6 Each of the Creditors acknowledge that the Creditor has been provided with an opportunity to consult with the Creditor's own counsel with respect to this Agreement and the Creditor has reviewed this Agreement in its entirety and fully understands all the provisions of this Agreement.

5.7 This Agreement may be executed in any number of counterparts with the same effect as if all the parties to this Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

5.8 A facsimile or e-mail copy of this Agreement executed by all parties hereto in counterpart or otherwise, will be deemed to be a valid and binding agreement and accepted as an original Agreement until such time as each of the parties has an originally executed Agreement in its possession.

5.9 This Agreement will enure to the benefit of and be binding upon each of the parties and their respective heirs, executors, administrators, successors and assigns, as the case may be.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

FORGE THERAPEUTICS INC.

Per: ______________________________
Authorized Signatory

PACIFIC THERAPEUTICS LTD.

Per: ______________________________
Authorized Signatory

DR FINANCIAL SERVICES INC.

Per: ______________________________
Authorized Signatory

Signed and Delivered by **DOUGLAS UNWIN** in the presence of:

____
Witness (Signature)

PAUL COX
____
Name (please print)

____
DOUGLAS UNWIN